Exhibit 99.1

Media Contact: Marissa Travaline (609) 561-9000 ext. 4227 mtravaline@sjindustries.com Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Appoints Christopher J. Paladino, President of New Brunswick Development Corporation, to Board of Directors

FOLSOM, NJ, August 18, 2020 – SJI (NYSE: SJI) today announced the appointment of Christopher J. Paladino, President of New Brunswick Development Corporation to its Board of Directors. Paladino was elected as a director of SJI by the Board on August 14, 2020 and will serve on the Audit committee as well as the Environmental, Social and Governance committee.
Paladino has extensive experience in all aspects of development including project conceptualization, feasibility, financing, risk management, construction oversight and asset management. He has served in his current role for more than two decades – successfully leading and completing projects that achieve key development objectives and address important public policy goals.
“Chris is a proven business leader and we are happy to welcome him to the Board,” said Joseph Rigby, Chairman of SJI’s Board of Directors. “This addition complements the already diverse skill set of the SJI board, and we look forward to Chris’ contributions”

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 681,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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